                                                                      Exhibit 99


                             CAUTIONARY STATEMENT

     The Company, or persons acting on behalf of the Company, or outside reviewers retained by the Company making statements on behalf of the Company, or underwriters, from time to time, may make, in writing or orally, "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in conjunction with an identified forward-looking statement, this Cautionary Statement is for the purpose of qualifying for the "safe harbor" provisions of such sections and is intended to be a readily available written document that contains factors which could cause results to differ materially from such forward-looking statements. These factors are in addition to any other cautionary statements, written or oral, which may be made or referred to in connection with any such forward-looking statement.

     The following matters, among others, may have a material adverse effect on the business, financial condition, liquidity, results of operations or prospects, financial or otherwise, of the Company. Reference to this Cautionary Statement in the context of a forward-looking statement or statements shall be deemed to be a statement that any or more of the following factors may cause actual results to differ materially from those in such forward-looking statement or statements:

     Liquidity and Capital Resources. As of September 30, 1998, the Company had working capital of approximately $3,661,000. The Company believes it has sufficient working capital to pay its current liabilities. The Company believes its working capital will be sufficient to fund its liabilities and believes its working capital may improve as the Company's profitability improves and access to capital markets remains available to the Company. Nevertheless, the Company can provide no assurance as to its continued profitability and access to the capital markets.

     Reliance Upon Key Personnel. The Company will be relying heavily upon the abilities of key personnel, in particular, two technicians. Jeff Jensen and Norm Freedman, and division head Bob Donaldson, to further develop the VCC. If any of these employees should cease to be employed by the Company or for any reason be unable to continue in their respective capacities as employees of the Company, the Company would be required to hire a comparable employee. There can be no assurance that it would be able to do so quickly and at an affordable compensation rate. While these three employees have incentive options and are bound by a confidentiality requirement, the Company does not have "key man" insurance for them and cannot guarantee their continued employment.

     Competitive Conditions. The Company's industry is characterized by rapidly evolving technology and intense competition. The Company is aware of several other competitors. These competitors have substantially greater resources and experience in research and development and marketing than the Company and may therefore represent significant competition for the Company. However, unlike the Company, no competitor produces a complete enterprise computing system, but rather components that could be combined to form such a system. The Company's management believes that the Company's ability to produce an integrated whole gives the Company a competitive advantage. Nevertheless, there can be no assurance that the Company's competitors will not succeed in developing or marketing technologies and products that are more effective than those developed or marketed by the Company or that would render the Company's technology and products obsolete or noncompetitive.

     New Product with Uncertain Demand. The concept of an external monitor and control system for computer hardware is relatively new, and the demand for the product is not yet fully know. It is difficult to project the overall size of the future market for such a product. The Company estimates the market size for internal systems to be several billion dollars per year. The Company believes the market for an external system could be much larger based upon the fact that external control systems also soon could be used to solve networking problems associated with linking computers containing different processors together, a process commonly called enterprise computing. Based on recent feedback from the Company's current and potential customers, management believes the demand for the VCC is large. However, to date, the Company has sold to only fourteen customers, and there is no certainty that additional customers will purchase the Company's products.

     Product Under Development. The Company currently is developing a software product which monitors networking and communication devices used by mainframes. Although preliminary tests indicate that this product will perform as intended and can be integrated with the VCC, there can be no assurance that it will do so or, even if it does, that the Company will be able to establish a market for such a product.

     Future Capital Requirements; No Assurance Future Capital Will Be Available. If the current capital of the Company is insufficient to meet its operating and working capital needs the Company may be required to raise additional funding through public or private financings, including equity financings. Any additional equity financings may be dilutive to the shareholders of the Company, and debt financing, if available, may involve restrictive covenants. Adequate funds for the Company's operations, whether from financial markets or from other sources, may not be available when needed on terms attractive to the Company, or at all. Whether the Company would be able to secure such financing and, if so, whether such financing would be available at reasonable rates and terms is uncertain. Failure to secure such additional financing could adversely affect the Company.

     Intellectual Property Rights. The Company holds no patents. However, applications are being prepared, and the Company believes the VCC will be protected by a patent that is currently under review by the U.S. Patent and Trademark Office. This patent was filed by Circle Corporation, a Japanese corporation, on December 28, 1993 and the Company licenses the product from Circle Corporation. The license agreement provides the Company with exclusive distribution rights outside of Japan.

     Dependence on Diversification of Product Offerings. The Company currently has a limited number of product offerings, and none of the existing customers of the Company's products are required to purchase additional products. Accordingly, a significant portion of the Company's revenues are generated from non-recurring revenue sources, and the success of the Company is dependent, in part, on its ability to develop sustained demand for its current products and to develop and sell additional products. There can be no assurance that the Company will be successful in developing and maintaining such demand or in developing and selling additional products.

     Fluctuations in Operating Results. The Company's future operating results may vary substantially from quarter to quarter. At its current stage of operations, the Company's quarterly revenues and results of operations may be materially affected by the timing of the development and market acceptance of the Company's products. Generally, operating expenses will be higher during periods in which product development costs are incurred and marketing efforts are commenced. Due to these and other factors, including the general economy, stock market conditions and announcements by the Company or its competitors, the market price of the Company's securities may be highly volatile.

     Lack of Product Liability Insurance. The Company may face a risk of exposure to product liability claims in the event that use of its products is alleged to have resulted in damage to its customers. The Company does not currently carry product liability insurance. There can be no assurance that such insurance will be available on commercially reasonable terms, or at all, or that such insurance, even if obtained, would adequately covers any product liability claim. A product liability or other claim with respect to uninsured liabilities or in excess of insured liabilities could have a material adverse effect on the business and prospects of the Company.